Exhibit 3.26
(STAMP)
RESTATED
CERTIFICATE OP INCORPORATION
OF
RAMADA GAMING COMPANY III

          Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware

          Ramada Gaming Company III, a corporation organized on June 26, 1989, hereby amends and restates its Certificate of Incorporation, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, to read in its entirety as follows:
          FIRST: The name of the Corporation is Aztar Corporation (hereinafter the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
          FOURTH: A. The total number of shares of all classes which the Corporation shall have authority to issue is 1,000 shares, of which 500 shares, par value $0.01 per share, shall be of a class designated “Common Stock”, and 500 shares, par value $0.01 per share, shall be of a class designated “Preferred Stock”.
          B.1. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the GCL, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          (a) the distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;
          (b) the dividend rate or rates on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;
          (c) the voting powers, full or limited, if any, of shares of such series, and under what conditions, if any, the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a class for the election of one or more directors of the Corporation in case of dividend arrearages or other specified events or upon other matters;
          (d) whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including, but not limited to, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;
          (e) the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates;

          (f) whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series, including, but not limited to, the price or prices at which the shares may be purchased or redeemed, or to other corporate purposes and the terms and provisions relative to the operation thereof;
          (g) whether the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion of exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;
          (h) whether the issuance of additional shares of Preferred Stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series;
          (i) the right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and
          (j) any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.
               2. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares, but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as a part of another series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock.
               3. Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.
               4. Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amounts to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, rat- ably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.
               5. The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.
          C. Except as otherwise specifically required by law or as specifically provided in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, the exclusive voting power of the Corporation shall be vested in the Common Stock of the Corporation. Except as otherwise provided in this Certificate of Incorporation, each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders of the Corporation.
          FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of not less than five nor more than thirteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1990, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected, subject, however, to prior death, resignation, retirement or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor or, if such director has no predecessor, as that of the class of directors to which such director has been elected.
          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

          SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the By-Laws of the Corporation. Stockholders may not make, adopt, alter, amend, change or repeal the By-Laws of the Corporation except upon the affirmative vote of not less than eighty percent (80%) of the outstanding stock of the Corporation entitled to vote thereon, provided that the power of the stockholders to make, adopt, alter, amend, change or repeal the By-Laws of the Corporation is further subject to the provisions of Article NINTH of this Certificate of Incorporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders or otherwise shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
          SEVENTH: Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation to the contrary, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without such a meeting except any action taken upon the signing of a consent in writing by all stockholders of the Corporation entitled to vote thereon setting forth the action to be taken. Subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board or the President of the Corporation and not by any other person or persons.
          EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Section A of Article EIGHTH shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the date this Certificate of Incorporation became effective under the GCL to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.
          Any repeal or modification of this Section A of Article EIGHTH shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
          The provisions of this Section A of Article EIGHTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Section A of Article EIGHTH.
          B. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Section B of Article EIGHTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.
          C. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL. The Corporation may also create a trust fund, grant a security interest and/or use other means (including, but not limited to, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.
          NINTH: A. The Corporation expressly elects not to be governed by Section 203 of the GCL.
          B. In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section C of this Article NINTH, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than sixty-six and two-thirds percent (66–2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock Beneficially Owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.
          C. The provisions of Section B of this Article NINTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if the Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority of the Board of Directors prior to the Acquisition Date (as hereinafter defined.
          D. The following definitions shall apply with respect to this Article NINTH and, when noted, to Article TWELFTH:
     1. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b–2 promulgated under the Exchange Act of 1934 (the “Exchange Act”) as in effect on the date this Certificate of Incorporation became effective under the GCL (the term “registrant” in said Rule 12b–2 meaning in this case the Corporation).
     2. The term “Acquisition Date” shall mean the date on which any person becomes the Beneficial

Owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting Stock.
     3. A person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own”, shares of Capital Stock:
     (a) which such person or any of such person’s Affiliates or Associates, directly or indirectly, has the sole or shared right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d–3 promulgated under the Exchange Act or pursuant to any successor provision), including, but not limited to, pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, that a person shall not be deemed the “Beneficial Owner” of, or to “Beneficially Own”, any security under this subparagraph (a) as a result of an agreement, arrangement or understanding to vote such security that both (y) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the rules and regulations promulgated under the Exchange Act and (z) is not reportable by such person on Schedule 13D promulgated under the Exchange Act (or any comparable or successor report) without giving effect to any applicable waiting period; or
     (b) which are Beneficially Owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person (or any of such person’s Affiliates or Associates) has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (a) above) or disposing of any Capital Stock;
provided, that (i) no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed the “Beneficial Owner” of or to “Beneficially Own” any shares of Capital Stock that are Beneficially Owned by any other such director or officer, and (ii) no person shall be deemed the “Beneficial Owner” of or to

“Beneficially Own” any shares of Voting Stock held in any voting trust, any employee stock ownership plan or any similar plan or trust if such person does not possess the right to vote, to direct the voting of or to be consulted with respect to the voting of such shares.
     4. The term “Business Combination” shall mean:
     (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or
     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving the Corporation or any Subsidiary and any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $5,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital Stock) or five percent (5%) of the stockholders’ equity (in the case of transactions in Capital Stock) of the entity in question (a “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or
     (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporations By-Laws; or
     (d) any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is Beneficially Owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or
     (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).
     5. The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and, with respect to any particular Business Combination, the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally or which by its terms may be voted on such Business Combination.
     6. The term “interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, and other than Ramada Inc., a Delaware corporation, for so long as Ramada Inc. remains the record owner of all of the outstanding shares of the Common Stock) who (a) is or has announced or publicly disclosed a plan or intention to become the Beneficial Owner of Common Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of Common Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock.
     7. The term “person” shall mean any individual, firm, corporation, partnership or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.
     8. The term “Subsidiary” means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 6 of this Section D, the term “Subsidiary” shall mean only a company of which a majority of each class of equity securities is Beneficially Owned by the Cor poration.
          E.1. A majority of the Board of Directors shall have the power to determine for the purposes of this Article NINTH, all questions arising under this Article NINTH, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Business Combination is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets or five percent (5%) of the stockholders’ equity of the entity in question, (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part, (g) the date on which an Interested Stockholder became an Interested Stockholder, (h) the date on which an Acquisition Date occurred and (i) any other matter relating to the applicability or effect of this Article TENTH. Any such determination shall be binding and conclusive on all parties.
          2. The Board of Directors shall have the right to demand that any person who it believes is or may be an Interested Stockholder (or who holds of record shares of Capital Stock that are Beneficially Owned by any person that the Board of Directors believes is or may be an Interested Stockholder) supply the Corporation with complete information as to: (a) the record holders of all shares of Capital Stock that are Beneficially Owned by such person; (b) the number of shares of each class or series of Capital Stock that are Beneficially Owned by such person and held of record by each such record holder and the numbers of the stock certificates evidencing such shares; and (c) any other matter relating to the applicability or effect of this Article NINTH as the Board of Directors may reasonably request. Each such person shall furnish such information within 10 days after the receipt of such demand.
           F. Nothing contained in this Article NINTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law or to be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or the stock holders with respect to the subject matter contained herein.
          G. For the purposes of this Article NINTH, a Business Combination is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Business Combination, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Board of Directors makes a determination that such Business Combination is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person.
          TENTH: Each of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding stock of the Corporation then entitled to vote for the election of such director.
          ELEVENTH: The Board of Directors, when evaluating any (a) tender offer or invitation for tenders, or proposal to make a tender offer or request or invitation for tenders, by another party, for any equity security of the Corporation or (b) proposal or offer by another party to (i) merge or consolidate the Corporation or any Subsidiary with another corporation, (ii) purchase or otherwise acquire all or a substantial portion of the properties or assets of the Corporation or any Subsidiary, or sell or otherwise dispose of to the Corporation or any Subsidiary all or a substantial portion of the properties or assets of such other party or (iii) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize the Corporation, shall take into account all factors which the Board of Directors deems relevant, including, without limitation, to the extent so deemed relevant, the potential impact on employees, customers, suppliers, partners, joint venturors and other constituents of the Corporation and the communities in which the Corporation operates.
          TWELFTH: In order to enable the Corporation and any Subsidiary to secure and maintain in good standing all licenses and other regulatory approvals necessary for the lawful operation of gaming and related businesses now or hereafter engaged in by the Corporation or any Subsidiary within or without the United States (the “Gaming Licenses”) from the Gaming Authorities (as hereinafter defined) empowered to issue or grant Gaming Licenses and in order to insure that the business of the Corporation and its Subsidiaries will be carried on in compliance with the laws, rules, regulations and policies of the Gaming Authorities and in a manner consonant with the responsibilities of the Corporation and its Subsidiaries to the public as an organization engaged in gaming and related businesses, the following provisions are made:
          A. While any Gaming License is outstanding, except as otherwise approved by the Board of Directors, no stockholder who (1) Beneficially Owns five percent (5%) or more of the outstanding Capital Stock and who has neither been qualified by nor obtained a waiver of qualification from each of the Gaming Authorities requiring qualification with respect to each Gaming License (an “Unqualified Stockholder”) or (2) has been found to be disqualified or unsuitable with respect to any Gaming License, which finding has not been reversed, vacated or superseded in any subsequent proceeding prior to the Redemption Date (as hereinafter defined) (a “Disqualified Stockholder”), shall be entitled to vote, directly or indirectly, any shares of Capital Stock Beneficially Owned by such stockholder on any matter, and no shares of Capital Stock Beneficially Owned by an Unqualified Stockholder or a Disqualified Stockholder shall be considered as outstanding stock entitled to vote for any purpose.
          B. The Corporation shall have the right, at its option, to call for redemption all or any part of the

Capital Stock Beneficially Owned by a Disqualified Stockholder for the Redemption Price (as hereinafter defined) at any time after the date the stockholder became a Disqualified Stockholder. The Redemption Price may be paid in cash, property or rights, including any Securities (as hereinafter defined) of the Corporation, as the Board of Directors may by resolution determine (the “Redemption Consideration”).
          C. All Publicly-traded Securities (as herein after defined) of the Corporation and any Subsidiary shall be held subject to the condition that if a holder (a “Disqualified Holder”) thereof is found to be disqualified or unsuitable with respect to any Gaming License, which finding has not been reversed, vacated or superseded in any subsequent proceeding prior to the date of a Written Notice (as hereinafter defined), such Disqualified Holder shall dispose of his interest in the Corporation within 10 days after the Corporation mails by first class mail to the name and address of the person or persons known to the Corporation to hold of record such Publicly-traded Securities, as the same shall appear on the books of the Corporation as of the date the notice is mailed, written notice to such effect (a “Written Notice”). Notwithstanding any other provision of this Article TWELFTH, if any Disqualified Holder fails to dispose of his Publicly-traded Securities within 10 days after the mailing of the Written Notice, such Disqualified Holder shall indemnify the Corporation and its Subsidiaries for any and all direct or indirect costs, including attorney’s fees, incurred by the Corporation and its Subsidiaries as a result of such Disqualified Holder’s continuing ownership or failure to divest of such Publicly-traded Securities.
           D. Any right arising pursuant to the provisions of Section B of this Article TWELFTH shall be exercised as follows:
          1. If the Corporation shall determine to redeem Capital Stock pursuant to Section B of this Article TWELFTH, at least 10 days in advance of the date designated for such redemption, the Corporation shall mail by first class mail to the name and address of the person or persons known to the Corporation to hold of record such shares of Capital Stock, as the same shall appear on the books of the Corporation as of the date the notice is mailed, a written notice advising of the exercise of the right and stating the total number of shares to be redeemed from the holder (the “Redemption Notice”). After the Redemption Price and the Redemption Consideration for the shares to be redeemed have been determined, the Corporation shall mail as aforesaid a second notice (the “Price Notice”) to such holder or holders setting forth the Redemption Price and the Redemption Consideration and the date and time of the redemption (the “Redemption Date”). The Price Notice shall be mailed not less than 10 days in advance of the Redemption Date. If the Redemption Price and Redemption Consideration for the shares have been determined prior to the time the Redemption Notice is mailed, the Corporation, at its option, may include in the Redemption Notice the information required to be provided in the Price Notice and in that case no Price Notice need be sent. The redemption shall be made at the principal place of business of the Corporation or such other place as may be specified by the Board of Directors.
          2. The record holder or holders of shares to be redeemed shall deliver or cause to be delivered the certificate or certificates representing those shares, properly endorsed for transfer, to the Corporation on the Redemption Date and shall receive therefor the Redemption Consideration. If, on the Redemption Date, a holder shall fail to deliver the certificate or certificates for all or any part of the shares to be redeemed from him properly endorsed for transfer, the Redemption Consideration to be delivered by the Corporation with respect to such shares shall be set aside by the Corporation, separate and apart for the benefit of the holder, to be delivered to the holder without payment of any interest thereon upon surrender of the certificate or certificates for the shares to be delivered by him properly endorsed for transfer.
           E. After the Redemption Notice and Price Notice have been given and the Redemption Consideration is set aside in accordance with Section D of this Article TWELFTH, and notwithstanding that any certificate for shares of Capital Stock called for redemption has not been surrendered to the Corporation, the shares thereto fore evidenced thereby shall no longer be deemed out standing, the right to receive dividends thereon shall cease to accrue from and after the Redemption Date and all rights of the person holding certificates theretofore evidencing shares of Capital Stock shall cease and terminate, excepting only the right to receive the Redemption Consideration, without interest, in payment therefor, and the person holding the certificates shall thereafter be restricted exclusively to the Redemption Consideration for any and all claims of whatever nature in respect of the redeemed shares.
          F. The following definitions shall apply with respect to this Article TWELFTH.

          1. The term “Gaming Authorities” includes all federal, state or local government authorities which issue or grant any license or approval necessary or appropriate for the lawful operation of gaming and related businesses now or hereafter engaged in by the Corporation or its Subsidiaries. With respect to casino-hotels operated in Atlantic City, New Jersey the term “Gaming Authorities” shall include without limitation, the New Jersey Casino Control Commission or its successor and with respect to casino-hotels operated in the state of Nevada, the term “Gaming Authorities” shall include, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and, with respect to casino-hotels operated in Clark County, Nevada, the Clark County Liquor and Gaming Licensing Board or their respective successors.
          2. The term “Publicly-traded Securities” means any Security which is listed or admitted to trading on any national securities exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System.
          3. The “Redemption Price” for a share of Capital Stock means the average closing sale price during the 20-day period immediately preceding the date of the Redemption Notice of a share of such Capital Stock on the Composite Tape for New York Stock Exchange Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if such stock is not listed on any such exchange, the average last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market with respect to a share of such Capital Stock during the 20-day period preceding the date of the Redemption Notice as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date of the call for redemption of a share of such stock as determined by the Board of Directors.
          4. The term “Securities” means any instrument evidencing a direct or indirect beneficial ownership or creditor interest in a corporation, including but not limited to, stock, common and preferred; bonds; mortgages; debentures; security agreements; notes; warrants; options and rights.

           5. The terms “Affiliate,” “Associate,” “Beneficially Own,” “Capital Stock,” “person” and “Subsidiary” shall have the meanings set forth in Article NINTH.
          G. The Board of Directors shall have the power to determine for the purposes of this Article TWELFTH on the basis of information known to them after reasonable inquiry, all questions arising under this Article TWELFTH including, without limitation, (1) whether a person is a Disqualified Holder, an Unqualified Stockholder or a Disqualified Stockholder, (2) whether a Disqualified Holder has disposed of his Securities pursuant to Section C of this Article TWELFTH, (3) the number of shares of Capital Stock or other Securities Beneficially Owned by any person and (4) whether a person is an Affiliate or Associate of another. Any such determination shall be binding and conclusive on all parties.
          H. The Corporation shall cause to be placed in every indenture or other operative instrument of Publicly-traded Securities (other than Capital Stock) of the Corporation entered into from the date of the filing of this Certificate of Incorporation a provision requiring that any holder of such indebtedness who is found to be a Disqualified Holder shall have his interest redeemed or shall dispose of his interest in the Corporation in the manner set forth in the indenture or other operative document.
          I. Nothing contained in this Article TWELFTH shall be construed (1) to relieve any Unqualified Stockholder, Disqualified Stockholder or Disqualified Holder from any fiduciary obligation imposed by law, (2) to prohibit or affect any contractual arrangements which the Corporation may make from time to time with any holder of Securities to purchase all or any part of shares of Capital Stock or other Securities held by them, or (3) to be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or any holder of Securities with respect to the subject matter of this Article TWELFTH.
          J. The Corporation will be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article TWELFTH and each holder of the Publicly-traded Securities of the Corporation will be deemed to have acknowledged by acquiring or retaining Securities of the Corporation that failure to comply with this Article TWELFTH will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this Article TWELFTH.

          THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
          FOURTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and the creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
          FIFTEENTH. (a) Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation, any agreement with any national securities exchange or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock (as defined in Section D, Paragraph 5 of Article NINTH hereof) required by any other provision of this Certificate of Incorporation, any agreement with any national securities exchange or any provision of law, the affirmative vote of the holders of record of shares of Voting stock representing at least eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock Beneficially Owned (as defined in Section D, Paragraph 3 of Article NINTH hereof) by an Interested Stockholder (as defined in Section D, Paragraph 6 of Article NINTH hereof) shall be required to alter, amend or repeal Article FIFTH, Article SIXTH, Article SEVENTH, Article NINTH, Article TENTH, Article ELEVENTH, Article TWELFTH, or this Article FIFTEENTH or to adopt any provision inconsistent therewith; provided, however, that this paragraph (a) shall not apply to, and such eighty percent (80%) vote shall not be required for, any alteration, amendment, repeal or adoption recommended by more than fifty percent (50%) of the entire Board of Directors.
          (b) The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation, or any amendment thereof, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon the stockholders herein are granted subject to this reservation.
           SIXTEENTH: If any provision of this Certificate of Incorporation is determined to be invalid, void, illegal or unenforceable, the remaining provisions of this Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, RAMADA GAMING COMPANY III has caused this Restated Certificate of Incorporation to be executed in its corporate name this 30th day of June, 1989.

By:	/s/ Robert M. Haddock

Name:	Robert M. Haddock
Title:	Executive Vice President

Attest:	/s/ John G. Drumm

Name:	John G. Drumm
Title:	Secretary

21